NEWS RELEASE

February 14, 2008

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Posts 2007 Earnings Results

(Poughkeepsie, NY) Annual earnings for CH Energy Group, Inc. (NYSE:CHG) totaled $2.70 per share in 2007, versus the $2.73 per share posted during 2006. Results for the fourth quarter of 2007 were 73 cents per share, as compared to 62 cents per share achieved in the final quarter of 2006.

"Though we experienced a slight year-over-year reduction in earnings, we are encouraged that our core businesses performed solidly during 2007 and that we were able to mostly replace more than 50 cents of favorable one-time and unusual items that we had experienced during 2006," explained Steven V. Lant, Chairman of the Board, President and C.E.O.

"Our 2007 earnings per share reflect sound business fundamentals. Our utility sales rebounded somewhat from depressed levels in 2006 and higher rates also boosted revenues. When combined with improved margins within our fuel distribution business and earnings from a peak level of acquisitions, these positive factors largely replaced those unusual items that had benefited earnings in 2006."

CH Energy Group, which filed its 2007 Form 10-K with the U.S. Securities and Exchange Commission on February 13, 2008, released the follow earnings results by business segment:

Central Hudson Gas & Electric Corporation

Central Hudson's contribution to annual earnings was $2.06, which was 9 cents lower than that of 2006. "Though higher utility rates, more favorable weather, and growth in both sales and usage per customer all contributed to earnings in 2007, our results were down from the prior year because we benefitted from those positive regulatory mechanisms and unusual items during 2006 that simply did not reoccur in '07," Lant said.

He noted in particular three factors that helped to bolster the utility's earnings in 2007 as compared to the prior year: expenses associated with restoring electric service were reduced due to lower storm restoration expenses (15 cents), higher rates (18 cents) and weather-normalized sales growth (18 cents), the last of which indicates that the conservation evidenced by lower usage per customer in 2006 in response to higher energy prices appears to have subsided.

"Yet, despite those positive developments, we are concerned that the sales forecast adopted in our 2006 rate agreement did not accurately reflect the level of customer response to commodity price increases and was therefore overstated – which has resulted in Central Hudson failing to earn the authorized return to shareholders," he said.

In September, the utility filed a request to implement an energy efficiency program and adopt a revenue decoupling mechanism that would break the link between customer usage and the utility's profit. Lant said that the outcome of that filing is not yet known and preparations have begun to file a request for a rate increase with the New York State Public Service Commission later this year.

Griffith Energy Services

The Griffith fuel distribution businesses contributed 20 cents to earnings per share in 2007, up from 10 cents during 2006, due largely to higher margins and profitable acquisitions. "We are pleased with this business unit's solid and improved performance, and foresee opportunities to achieve still more given our successful execution in 2007 of our strategy to grow through both acquisitions and internal marketing, as well as to improve operational effectiveness," said Lant.

Other Businesses

Holding company CH Energy Group, Inc., CHEC partnerships and other investments posted 44 cents toward corporate earnings in 2007, down 4 cents from 2006 results. Lant noted the earnings from the Corporation's ethanol investment were lower due to lower margins but stressed that the ethanol plant investment, two wind energy installations and an upstate New York biomass plant continued to add positively to earnings as part of a diversified portfolio of investments within the energy industry.

2008 Earnings Projections

CH Energy Group projected its 2008 consolidated annual earnings will total between $2.40 – $2.70 per share. Earnings expectations for individual business units are projected as follows: $1.95 – $ 2.05 per share from regulated utility Central Hudson Gas & Electric Corporation; 20 – 30 cents per share from Griffith fuel distribution; and 25 – 35 cents per share from holding company CH Energy Group, Inc., partnerships and other investments.

"For the second year in a row, we experienced milder-than-normal weather during the winter season. As a result, we've reduced our guidance for 2008 by 10 cents per share," said Lant. "In addition, the continued shortfall in Central Hudson's sales compared to the projection in our rate plan is putting pressure on our 2008 earnings projections, depressing them by an additional estimated 20 to 25 cents per share – an impact that is also factored into our guidance."

About CH Energy Group, Inc.

With more than 482,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 372,000 customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 110,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, and a biomass plant in upstate New York, and plans to build a landfill gas energy facility in Auburn, NY in 2008.

Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, February 14, 2008 . Dial-in: 1-800-230-1093 ; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation. A digitized replay of the call will be available from 4:30 p.m. (ET) on February 14, 2008, until 11:59 p.m. (ET) on February 21, 2008, by dialing 1-800-475-6701 and entering access code 908682. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section   21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	3 Months Ended December 31,		12 Months Ended December 31,

	2007	2006	2007 (1)	2006 (2)

	(Thousands of Dollars)
Operating Revenues
Electric	$146,769	$105,208	$616,839	$503,908
Natural Gas	39,394	29,621	165,449	155,272
Competitive Business Subsidiaries	136,117	87,662	414,469	334,253

Total Operating Revenues	322,280	222,491	1,196,757	993,433

Operating Expenses
Operations - Purchased Electricity and Fuel Used in Electric Generation, Purchased Natural Gas, and Purchased Petroleum	223,274	135,385	816,712	661,239
Other Expenses of Operation - Regulated Activities	38,231	34,628	153,978	124,820
Other Expenses of Operation - Comp. Bus. Subsidiaries	21,781	17,340	75,740	60,702
Depreciation and Amortization	8,837	8,782	35,923	35,701
Taxes, Other Than Income Tax	8,999	8,402	35,136	33,491

Total Operating Expenses	301,122	204,537	1,117,489	915,953

Operating Income	21,158	17,954	79,268	77,480

Other Income and Deductions
Income from unconsolidated affiliates	180	545	1,895	1,810
Interest and Investment Income	2,327	2,207	8,406	9,867
Other - Net	(261)	(1,075)	(1,279)	(1,063)

Total Other Income	2,246	1,677	9,022	10,614

Interest Charges
Interest on Debt	5,051	4,286	18,653	16,425
Other Interest	1,042	857	4,254	3,987

Total Interest Charges	6,093	5,143	22,907	20,412

Income Before Income Taxes and Preferred Dividends of Subsidiary and Minority Interest	17,311	14,488	65,383	67,682

Income Taxes	5,757	4,520	21,898	23,769

Minority Interest	(108)	(20)	(121)	(141)

Income Before Preferred Dividends of Subsidiary	11,662	9,988	43,606	44,054

Cumulative Preferred Stock Dividends of Subsidiary	242	242	970	970

Net Income	11,420	9,746	42,636	43,084

Dividends Declared on Common Stock	17,030 *	8,512	34,052	34,046

Amount Retained in the Business	($5,610)	$1,234	$8,584	$9,038

Avg. Shares of Common Stock Outstanding - (Basic) (000s)	15,762	15,762	15,762	15,762
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)	15,778	15,782	15,779	15,779

Earnings Per Share - (Basic)	$0.73	$0.62	$2.70	$2.73
Earnings Per Share - (Diluted)	$0.73	$0.61	$2.70	$2.73

Dividends Declared Per Share	$1.08	$0.54	$2.16	$2.16

*	Includes dividend of $8,511 declared on October 2, 2007, for the third quarter of 2007.

(1)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2006.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	December 31, 2007 (1)	December 31, 2006 (2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,169,800	$1,120,551
Less: Accumulated depreciation	354,353	344,540

	815,447	776,011
Construction work in progress	75,866	51,041

Net Utility Plant	891,313	827,052

OTHER PROPERTY AND PLANT - NET	31,236	33,822

CURRENT ASSETS
Cash and cash equivalents	11,313	24,121
Short-term investments - available-for-sale securities	3,545	42,611
Accounts receivable - net	139,107	80,862
Fuel, materials and supplies	33,321	27,930
Fair value of derivative instruments	1,218	—
Regulatory assets	35,012	31,332
Special deposits and prepayments	28,108	34,899
Accumulated deferred income tax	7,378	5,875
Other	18,590	17,478

	277,592	265,108

DEFERRED CHARGES AND OTHER ASSETS	294,607	334,550

TOTAL	$1,494,748	$1,460,532

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity (3)	$523,148	$512,862
Cumulative Preferred Stock:
Not subject to mandatory redemption	21,027	21,027
Long-term debt	403,892	337,889

	948,067	871,778

CURRENT LIABILITIES
Current maturities of long-term debt	—	33,000
Notes payable	42,500	13,000
Accounts payable	44,880	41,840
Accrued interest	6,127	5,645
Dividends payable	8,760	8,754
Customer Advances and Deposits	31,171	33,686
Regulatory liabilities	9,392	21,651
Fair value of derivative instruments	1,235	3,582
Accrued income taxes	834	—
Other	34,600	28,930

	179,499	190,088

DEFERRED CREDITS AND OTHER LIABILITIES	218,469	258,739

MINORITY INTEREST	1,345	1,481

ACCUMULATED DEFERRED INCOME TAX	147,368	138,446

TOTAL	$1,494,748	$1,460,532

(1)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2006.

(3)	Shares outstanding at December 31, 2007 = 15,762,000. Shares outstanding at December 31, 2006 = 15,762,000.

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

Consolidated CH Energy Group	3 Months Ended December 31,		12 Months Ended December 31,
	2007	2006	2007	2006

Central Hudson - Electric	$0.45	$0.37	$1.66	$1.67
Central Hudson - Natural Gas	$0.09	$0.05	$0.40	$0.48

Griffith	$0.09	$0.10	$0.20	$0.10

Other Businesses and Investments	$0.10	$0.10	$0.44	$0.48

Earnings per Share (basic)	$0.73	$0.62	$2.70	$2.73

Earnings per Share (diluted)	$0.73	$0.61	$2.70	$2.73